BancFirst Corporation Reports Third Quarter Earnings

OKLAHOMA CITY, Oct. 19, 2017 /PRNewswire/ -- BancFirst Corporation (NASDAQ GS:BANF) reported net income of $21.7 million, or $0.67 diluted earnings per share, for the third quarter of 2017 compared to net income of $18.0 million, or $0.57 diluted earnings per share, for the third quarter of 2016. Net income for the nine months ended September 30, 2017 was $66.9 million, or $2.06 per share, compared to $52.1 million, or $1.64 per share, for the first nine months of 2016. Net income for the first nine months of 2017 included the effects of favorable resolutions of three problem loans which resulted in principal recovery of $894,000 and unaccrued interest income of $2.7 million. Net income for the first nine months of 2016 included a gain on the sale of other real estate owned totaling $1.2 million.

The Company's net interest income for the third quarter of 2017 increased to $57.2 million compared to $51.4 million for the third quarter of 2016. The net interest margin for the quarter was 3.46% compared to 3.27% a year ago. The increase in margin was primarily due to the increase in the federal funds rate. The provision for loan losses for the third quarter of 2017 increased to $3.3 million compared to $2.9 million a year ago. The provision for loan losses for the third quarter of 2017 was primarily driven by downgrades of commercial loans, which resulted in approximately $2.5 million in provision, and by loan growth, which resulted in approximately $750,000 in provision. Net charge-offs were stable at 0.02% of average loans for the third quarter of 2017 compared to 0.03% for the third quarter of 2016. Noninterest income for the quarter totaled $29.2 million, compared to $27.9 million last year. Noninterest expense for the quarter totaled $50.6 million compared to $49.2 million last year. The increase in noninterest expense was primarily due to salary increases in 2017. The Company's effective tax rate was 33.3% compared to 33.9% for the third quarter of 2016.

At September 30, 2017, the Company's total assets were $7.1 billion, $113.2 million above the December 31, 2016 total. Loans totaled $4.7 billion, an increase of $71.1 million over June 30, 2017, and an increase of $249.0 million over December 31, 2016. Deposits were $6.3 billion at September 30, 2017, up $66.4 million from last quarter, and $54.0 million above the December 31, 2016 total. The Company's total stockholders' equity was $764.4 million, an increase of $53.3 million over December 31, 2016.

Asset quality remained strong during the third quarter of 2017. Nonperforming and restructured assets were 0.53% of total assets at September 30, 2017 compared to 0.42% at June 30, 2017, and 0.56% at December 31, 2016. The increase in nonperforming and restructured assets from June 30, 2017 was due primarily to the downgrade of two commercial loans. The decrease in nonperforming and restructured assets from December 31, 2016 was largely due to the resolution of problem loans during the first two quarters of 2017. The allowance for loan losses to total loans was 1.10% at September 30, 2017, 1.07% at June 30, 2017, and 1.10% at December 31, 2016. The allowance to nonperforming and restructured loans was 153.5% compared to 193.1% at June 30, 2017, and 137.3% at year-end 2016.

On July 31, 2017, the Company completed a two-for-one stock split of the Company's outstanding shares of common stock. The stock was issued in the form of a dividend on July 31, 2017 to shareholders of record of the outstanding common stock as of the close of business on the record date of July 17, 2017. Stockholders received one additional share for each share held on that date. This represents the second stock split for the Company since going public in 1993.

On September 7, 2017, the Company announced it had entered into agreements to acquire two Oklahoma banking corporations with combined total assets of $370 million, in exchange for a combination of cash and stock. The transactions are expected to be completed in January 2018 upon regulatory approval.

BancFirst Corporation is an Oklahoma based financial services holding company. The Company's principal subsidiary bank, BancFirst, is Oklahoma's largest state-chartered bank with 100 banking locations serving 53 communities across Oklahoma. More information can be found at www.bancfirst.bank.

The Company may make forward-looking statements within the meaning of Section 27A of the securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 with respect to earnings, credit quality, corporate objectives, interest rates and other financial and business matters. Forward-looking statements include estimates and give management's current expectations or forecasts of future events. The Company cautions readers that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, including economic conditions, the performance of financial markets and interest rates; legislative and regulatory actions and reforms; competition; as well as other factors, all of which change over time. Actual results may differ materially from forward-looking statements.

BancFirst Corporation
Summary Financial Information
(Dollars in thousands, except per share and share data - Unaudited)

	2017	2017	2017	2016	2016
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Condensed Income Statements:
Net interest income	$ 57,233	$ 56,439	$ 54,768	$ 51,553	$ 51,431
Provision for loan losses	3,276	1,841	72	1,672	2,940
Non-interest income:
Trust revenue	3,083	2,894	2,952	2,878	2,685
Service charges on deposits	16,633	16,448	15,778	16,005	16,033
Securities transactions	(22)	(330)	---	52	(146)
Income from sales of loans	732	816	632	705	863
Insurance commissions	4,603	3,728	4,563	3,797	4,372
Cash management	2,804	2,799	2,754	2,713	2,853
Other	1,336	1,628	1,406	1,281	1,267
Total noninterest income	29,169	27,983	28,085	27,431	27,927

Non-interest expense:
Salaries and employee benefits	31,471	31,547	30,654	29,706	30,591
Occupancy expense, net	3,298	2,992	2,974	3,198	3,217
Depreciation	2,493	2,392	2,420	2,461	2,556
Amortization of intangible assets	547	547	547	548	560
Data processing services	1,110	1,097	1,195	1,229	1,178
Net expense from other real estate owned	68	202	50	197	162
Marketing and business promotion	1,790	1,559	2,215	1,978	1,779
Deposit insurance	553	542	588	569	641
Other	9,270	8,075	8,945	8,303	8,520
Total noninterest expense	50,600	48,953	49,588	48,189	49,204
Income before income taxes	32,526	33,628	33,193	29,123	27,214
Income tax expense	10,816	10,446	11,143	10,503	9,232
Net income	$ 21,710	$ 23,182	$ 22,050	$ 18,620	$ 17,982
Per Common Share Data:
Net income-basic	$ 0.68	$ 0.73	$ 0.70	$ 0.60	$ 0.58
Net income-diluted	0.67	0.71	0.68	0.58	0.57
Cash dividends declared	0.21	0.19	0.19	0.19	0.19
Common shares outstanding	31,863,063	31,818,438	31,782,552	31,621,870	31,390,166
Average common shares outstanding -
Basic	31,838,392	31,807,610	31,729,614	31,487,540	31,262,188
Diluted	32,592,277	32,523,376	32,475,996	32,092,122	31,844,418
Performance Ratios:
Return on average assets	1.22%	1.31%	1.27%	1.07%	1.06%
Return on average equity	11.34	12.52	12.37	10.44	10.35
Net interest margin	3.46	3.43	3.39	3.19	3.27
Efficiency ratio	58.56	57.99	59.85	61.01	62.00

BancFirst Corporation
Summary Financial Information
(Dollars in thousands, except per share and share data - Unaudited)

	Nine months ended September 30,
	2017	2016
Condensed Income Statements:
Net interest income	$ 168,440	$ 152,275
Provision for loan losses	5,189	9,847
Non-interest income:
Trust revenue	8,929	7,752
Service charges on deposits	48,859	46,228
Securities transactions	(352)	(111)
Income from sales of loans	2,180	2,120
Insurance commissions	12,894	11,762
Cash management	8,357	7,903
Other	4,370	3,947
Total noninterest income	85,237	79,601

Non-interest expense:
Salaries and employee benefits	93,672	89,956
Occupancy expense, net	9,264	9,115
Depreciation	7,305	7,653
Amortization of intangible assets	1,641	1,721
Data processing services	3,402	3,567
Net expense (income) from other real estate owned	320	(944)
Marketing and business promotion	5,564	5,258
Deposit insurance	1,683	2,335
Other	26,290	24,554
Total noninterest expense	149,141	143,215
Income before income taxes	99,347	78,814
Income tax expense	32,405	26,760
Net income	$ 66,942	$ 52,054
Per Common Share Data:
Net income-basic	$ 2.11	$ 1.67
Net income-diluted	2.06	1.64
Cash dividends declared	0.59	0.55
Common shares outstanding	31,863,063	31,390,166
Average common shares outstanding -
Basic	31,792,270	31,143,980
Diluted	32,534,219	31,725,560
Performance Ratios:
Return on average assets	1.26%	1.03%
Return on average stockholders' equity	12.06	10.27
Net interest margin	3.42	3.27
Efficiency ratio	58.79	61.76

BancFirst Corporation
Summary Financial Information
(Dollars in thousands, except per share and share data - Unaudited)

	2017	2017	2017	2016	2016
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Balance Sheet Data:

Total assets	$ 7,132,168	$ 7,046,589	$ 7,189,637	$ 7,018,952	$ 6,783,537
Interest-bearing deposits with banks	1,530,928	1,533,147	1,857,961	1,666,540	1,532,095
Securities	450,009	451,402	463,250	469,833	473,738
Total loans	4,658,525	4,587,454	4,398,529	4,409,550	4,317,512
Allowance for loan losses	(51,255)	(49,005)	(47,921)	(48,693)	(48,061)
Deposits	6,302,046	6,235,682	6,394,627	6,248,057	6,024,949
Stockholders' equity	764,414	748,462	729,873	711,094	693,731
Book value per common share	23.99	23.53	22.97	22.49	22.10
Tangible book value per common share (non-GAAP)(1)	21.93	21.44	20.86	20.36	19.94
Balance Sheet Ratios:
Average loans to deposits	73.59%	71.47%	70.13%	70.98%	71.77%
Average earning assets to total assets	93.37	93.44	93.45	93.30	93.16
Average stockholders' equity to average assets	10.74	10.46	10.25	10.26	10.22
Asset Quality Data:
Past due loans	$ 2,122	$ 2,217	$ 2,024	$ 1,962	$ 1,906
Nonaccrual loans	27,665	19,607	23,694	31,798	31,014
Restructured loans	3,603	3,561	2,203	1,713	1,842
Total nonperforming and restructured loans	33,390	25,385	27,921	35,473	34,762
Other real estate owned and repossessed assets	4,099	4,211	4,404	3,866	4,339
Total nonperforming and restructured assets	37,489	29,596	32,325	39,339	39,101
Nonperforming and restructured loans to total loans	0.72%	0.55%	0.63%	0.80%	0.81%
Nonperforming and restructured assets to total assets	0.53	0.42	0.45	0.56	0.58
Allowance to total loans	1.10	1.07	1.09	1.10	1.11
Allowance to nonperforming and restructured loans	153.50	193.05	171.63	137.27	138.26
Net charge-offs to average loans	0.02	0.02	0.02	0.02	0.03

Reconciliation of Tangible Book Value Per Common Share (non-GAAP)(2):
Stockholders' equity	$ 764,414	$ 748,462	$ 729,873	$ 711,094	$ 693,731
Less goodwill	54,042	54,042	54,042	54,042	54,042
Less intangible assets, net	11,645	12,203	12,768	13,330	13,898
Tangible stockholders' equity (non-GAAP)	$ 698,727	$ 682,217	$ 663,063	$ 643,722	$ 625,791
Common shares outstanding	31,863,063	31,818,438	31,782,552	31,621,870	31,390,166
Tangible book value per common share (non-GAAP)	21.93	21.44	20.86	20.36	19.94

(1) Refer to the "Reconciliation of Tangible Book Value per Common Share (non-GAAP)" Table.

(2)     Tangible book value per common share is stockholders' equity less goodwill and intangible assets, net, divided by common shares outstanding. This amount is a non-GAAP financial measure but has been included as it is considered to be a critical metric with which to analyze and evaluate the financial condition and capital strength of the Company. This measure should not be considered a substitute for operating results determined in accordance with GAAP.

BancFirst Corporation
Consolidated Average Balance Sheets
And Interest Margin Analysis
Taxable Equivalent Basis
(Dollars in thousands - Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2017			September 30, 2017
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
ASSETS
Earning assets:
Loans	$ 4,597,267	$ 56,319	4.86%	$ 4,501,675	$ 165,132	4.90%
Securities – taxable	421,464	1,763	1.66	427,635	5,430	1.70
Securities – tax exempt	30,920	287	3.68	32,107	848	3.53
Interest bearing deposits with banks	1,552,975	4,978	1.27	1,650,902	12,844	1.04
Total earning assets	6,602,626	63,347	3.81	6,612,319	184,254	3.73

Nonearning assets:
Cash and due from banks	176,194			174,975
Interest receivable and other assets	341,724			339,232
Allowance for loan losses	(49,186)			(48,644)
Total nonearning assets	468,732			465,563
Total assets	$ 7,071,358			$ 7,077,882

LIABILITIES AND
STOCKHOLDERS' EQUITY
Interest bearing liabilities:
Transaction deposits	$ 759,160	$ 372	0.19%	$ 782,588	$ 796	0.14%
Savings deposits	2,304,342	3,479	0.60	2,280,310	8,554	0.50
Time deposits	668,378	1,396	0.83	678,520	3,922	0.77
Short-term borrowings	2,262	6	0.99	1,906	13	0.92
Junior subordinated debentures	31,959	532	6.60	31,959	1,589	6.65
Total interest bearing liabilities	3,766,101	5,785	0.61	3,775,283	14,874	0.53

Interest free funds:
Noninterest bearing deposits	2,515,521			2,533,750
Interest payable and other liabilities	30,071			26,801
Stockholders' equity	759,665			742,048
Total interest free funds	3,305,257			3,302,599
Total liabilities and stockholders' equity	$ 7,071,358			$ 7,077,882
Net interest income		$ 57,562			$ 169,380
Net interest spread			3.20%			3.20%
Effect of interest free funds			0.26%			0.22%
Net interest margin			3.46%			3.42%

CONTACT:For additional information call: Kevin Lawrence, Chief Financial Officer at (405) 270-1003 or David Rainbolt, Executive Chairman at (405) 270-1002.